Exhibit 10.2

CT GROUP, LP; DATADECK, LP; WOODFACE, LP;

VMT TECHNOLOGY, LP; QUIJOTE VENTURES, LP; CT GROUP, LP;

DATADECK, LP; WOODFACE, LP; VMT TECHNOLOGY, LP;

QUIJOTE VENTURES, LP

&

CISO GLOBAL, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into by and among the following entities:

CT Group, LP; represented by Mr. Alejandro Torchio. Datadeck, LP; legally represented by Mr. Diego Cabai. Woodface, LP; legally represented by Rodrigo Astorga. VMT Technologies, LP; legally represented by José Williams Torres Valenzuela. Quijote Ventures, LP; legally represented by Lucio Quijano. All the forementioned companies are validly incorporated under the laws of Canada, domiciled in Dr. Manuel Barros Borgoño 71, Providencia, Región Metropolitana, Chile; and are referred to as the “Buyers”; and

CISO Global Inc., a Delaware corporation with a principal place of business at 6900 E. Camelback Road, Suite 900, Scottsdale, AZ 85251 and is referred to as “CISO”.

Each of CISO and Buyers are referred to herein as a “Party” and together as “Parties”. This Agreement is effective as of July 1, 2024 (the “Effective Date”).

RECITALS

WHEREAS, CISO acquired all of the issued and outstanding equity securities of CUATROi Group, as that term is defined below, from Buyers pursuant to a Stock Purchase Agreement executed between Buyers and CISO on August 25, 2022 (the “2022 Stock Purchase Agreement”). The Buyers sold all the shares of the CUATROi Group to CISO in exchange for a net amount of 2,036,908 CISO shares. On March 7, 2024, a reverse stock split of the CISO common stock at a ratio of 1 for 15 was enacted. The shares listed in Exhibit A accurately reflect the number of shares owned by the Buyers.

WHEREAS, The CUATROi companies correspond to the following entities, in respect of which CISO currently owns 100% of the corporate rights, which together will be referred to as the “CUATROi Group”:

a) Servicios Informáticos CUATROi SpA, is a company validly incorporated under the laws of Chile, RUT 76.100.529-4.

b) Comercializadora CUATROi SpA, is a company validly incorporated under the laws of Chile, RUT 76.552.249-9.

c) CUATROi Perú, SAC, is a company validly incorporated under the laws of Peru, RUC 20606336153.

d) CUATROi, SAS, is a company validly incorporated under the laws of Colombia, NIT 9011778075.

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WHEREAS, the Buyers desire to purchase, and the Board of Directors of CISO desire to sell, the issued and outstanding equity securities of CUATROi Group (“CUATROi Group Shares”), upon the terms and conditions set forth herein.

WHEREAS, the Buyers, as partial consideration for the purchase of the CUATROi Group Shares, will transfer to CISO all shares of CISO common stock specified on Exhibit A hereto (the “CISO Shares”) which they received under the 2022 Stock Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the Parties agree as follows:

1. Sale and Purchase of Shares. On the Closing (as defined below), subject to the terms and conditions of this Agreement, Buyers hereby agree to purchase from CISO and CISO hereby agrees to transfer, sell and deliver to Buyers, all of CISO’s right, title, ownership, and interest in and to the CUATROi Group Shares hereto, at the purchase price specified on Exhibit A (the “Purchase Price”) consisting in the transfer and delivery to CISO all of Buyers’ right, title, ownership, and interest in the CISO Shares. At Closing and with effect as at Closing, CISO shall transfer to the Buyers, and the Buyers shall accept, acquire and assume, any and all loans, debts, mortgages, liens, or charges of every kind, if applicable, for the CUATROi Group Shares.

2. Closing. The closing of the sale and purchase of the CUATROi Group Shares and transfer and delivery of the CISO Shares shall take place on the Effective Date, with the execution and delivery of this Agreement by the Parties (the “Closing”). At the Closing:

(i) CISO hereby agrees to deliver to Buyers (A) the original stock certificates, if any, representing the ownership of the CUATROi Group Shares, and/or (B) one or more certificates evidencing the CUATROi Group Shares, duly endorsed or accompanied by stock powers or other instruments of transfer in form acceptable to CISO.

(ii) CISO hereby (A) instructs Buyers to cancel the Original Stock Certificates or electronic stock certificates representing the CUATROi Group Shares, as applicable, and to issue new stock certificates evidencing the Shares in the name of Buyers, and (B) delivers to Buyers a counterpart signature page to this Agreement;

(iii) Buyers hereby agree to (A) deliver to CISO one or more certificates evidencing the CISO Shares being transferred and delivered to CISO in the Closing, (B) execute a Stock Power in substantially the form attached hereto as Exhibit B, and (C) deliver to CISO a counterpart signature page to this Agreement;

(iv) Buyers hereby agree to pay the Purchase Price to CISO on the date of the Closing by wire transfer of immediately available funds to an account designated in writing by CISO prior to the date of the Agreement.

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3. Release. Effective as of the Closing and in partial consideration of the consummation of the transactions set forth herein at the Closing, each of the Parties, for itself and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (each of such parties as a releasor, the “Releasors”), hereby forever fully, irrevocably and unconditionally releases and discharges each of CUATROi Group, the other Parties and the members (direct and indirect), partners (direct and indirect), managers, directors, officers, employees, agents, lenders (and agents related thereto) and representatives thereof (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue related to, or arising out of, the transactions contemplated by this Agreement (collectively, the “Released Claims”). The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. The Released Parties are intended third-party beneficiaries of this Section 3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Notwithstanding anything to the contrary contained in this Section 3, the Parties acknowledge and agree that Released Claims shall not include any obligations of the Parties under the terms of this Agreement, including the truth and accuracy of the representations and warranties of each party made herein.

Under no circumstances shall the above-described Release apply to any claims arising out of the 2022 Stock Purchase Agreement, which Buyers has or may have against CISO, and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (“CISO Parties”). All such claims are preserved, pending the completion of the transfer memorialized in this Agreement. If CISO does not complete this transfer, this Agreement shall be null and void, and Buyers may pursue any and all claims they may have against the CISO Parties.

Further, under no circumstances shall the above-described Release apply to any claims arising out of the 2022 Stock Purchase Agreement, which CISO has or may have against Buyers, and its respective heirs, representatives, successors, assigns, employees, officers, directors, stockholders, partners, members, agents and affiliates (“Buyers Parties”). All such claims are preserved, pending the completion of the transfer memorialized in this Agreement. If Buyers do not complete this transfer, this Agreement shall be null and void, and CISO may pursue any and all claims it may have against the Buyers Parties.

4. Representations, Warranties and Covenants of Buyers. Buyers agree and represent and warrant to CISO that as of the date of this Agreement and as of the Closing:

4.1 Authorization. All legal action on the part of Buyers necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Buyers hereunder and the transfer of the CISO Shares hereunder has been taken, and this Agreement, when executed and delivered by Buyers, shall constitute valid and legally binding obligations of Buyers, enforceable against Buyers in accordance with its terms. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to Buyers.

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4.2 Understanding of Risks. Buyers are fully aware of: (i) the speculative nature of the CUATROi Group Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the CUATROi Group Shares and the restrictions on transferability of the CUATROi Group Shares (e.g., that Buyers may not be able to sell or dispose of the CUATROi Group Shares or use them as collateral for loans, other than in the ordinary course of business as a company primarily engaged in investing); and (iv) the tax consequences of acquiring the CUATROi Group Shares.

4.3 Buyers’s Qualifications. Buyers are capable of evaluating the merits and risks of this purchase, have the ability to protect Buyers’ own interests in this transaction and are financially capable of bearing a total loss of the CUATROi Group Shares being purchased by Buyers.

4.4 Accredited Investor. Buyers are an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

4.5 No General Solicitation. At no time were Buyers presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Shares.

4.6 Compliance with Laws. To the Knowledge of Buyers, CUATROi Group has complied in all material respects with all applicable Laws relating to any aspect of the business of CUATROi Group. Buyers have not received any written notice from any Governmental Authority relating to any aspect of the business of CUATROi Group or alleging that the CUATROi Group is not in compliance with or is in default or violation of any applicable Law. CUATROi Group has not been charged or, to the Knowledge of Buyers, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of CUATROi Group.

4.7 Compliance with Securities Laws. Buyers understand and acknowledge that, in reliance upon the representations and warranties made by CISO and Buyers herein and the bona fide nature of Buyers’ investment intent, the CISO Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act (the “Law”), but instead are being transferred under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and the Law which impose certain restrictions on Buyers’ ability to transfer the CISO Shares. Buyers acknowledge that Buyers and their shareholders are under no obligation to register or qualify the CISO Shares for resale other than as set forth in the 2022 Stock Purchase Agreement and/or Investor Agreements, as applicable. If the Buyers are not a “U.S. person” or are deemed not to be a “U.S. person” under Rule 902(k)(2) of the 1933 Act, the Buyers represent that the Buyers are satisfied as to the full observance of the laws of the Buyers’ jurisdiction in connection with the transactions contemplated by this Agreement and the Buyers’ purchase and payment for, and continued beneficial ownership of, the CISO Shares will not violate any applicable securities or other laws of the Buyers’ jurisdiction.

4.8 Restricted Securities. Buyers understand that the CISO Shares are “restricted securities” under applicable U.S. federal and state laws and that, pursuant to these laws, Buyers must hold the CISO Shares indefinitely unless they are registered with the SEC and/or qualified by state authorities, or an exemption from such registration and qualification requirements is available. Buyers further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the CISO Shares, requirements which are outside of Buyers’ control.

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4.9 Publicity. Buyers agree that they shall not, and shall cause their affiliates and representatives not to, publicly use the CUATROi Group’s name in any manner or format (including reference on or links to websites, press releases, etc.) for marketing, advertising or similar purposes without the prior approval of the CUATROi Group. Notwithstanding the foregoing, upon the Closing of this Agreement, Buyers and CUATROi Group may, without the prior approval of CISO, disclose the prior existence and terms of CISO’s acquisition of CUATROi Group (i) to investors or prospective investors in Buyers who are subject to appropriate non-disclosure requirements or (ii) as required by law, rule, regulation or listing standard to do so; and in the case of any disclosures pursuant to clause (ii).

4.10 Buyers, CISO and their related entities, agree that either party shall be free to inform third parties including, but not limited to, clients, suppliers and vendors about the change in ownership of CUATROi Group that will occur following the Closing of this Agreement.

4.11 Accuracy of Records. Buyers and CUATROi Group represent and warrant that the entirety of the financial information provided in response to Section 7 herein, will be complete and accurate.

5. Representations and Warranties of CISO. CISO represents and warrants to Buyers that as of the date of this Agreement and as of the Closing:

5.1 Authorization. All legal action on the part of CISO necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of CISO hereunder and the transfer of the CUATROi Group Shares hereunder has been taken, and this Agreement, when executed and delivered by CISO, shall constitute valid and legally binding obligations of CISO, enforceable against CISO in accordance with its terms. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract known to CISO, or an event that results in the creation of any lien, charge or encumbrance upon the CUATROi Group Shares.

5.2 No General Solicitation. At no time has CISO presented Buyers with or solicited Buyers through any publicly issued or circulated newspaper, mail, radio, television or other form of general advertisement or solicitation in connection with the transfer of the Shares.

5.3 No Broker-Dealer. CISO has not effected this transfer of CUATROi Group Shares by or through a broker-dealer in any public offering.

5.4 Title to Shares. CISO owns all right, title and interest (legal and beneficial) in and to the CUATROi Group Shares. Immediately prior to the Closing, CISO had valid marketable title to the CUATROi Group Shares to be transferred under this Agreement in the Closing, free and clear of any pledge, lien, security interest, encumbrance, options, claim or restrictions (collectively, “Liens”). At the date of the Closing, CISO’s entire right, title and interest in and to the CUATROi Group Shares to be transferred under this Agreement in the Closing shall have been conveyed to Buyers as set forth herein. CISO has good and marketable title to the CUATROi Group Shares being transferred by CISO, and the right and authority to sell such CUATROi Group Shares to Buyers pursuant to this Agreement and without any third party consent.

5.5 Authority. CISO has full legal right and capacity to enter into and perform its obligations under this Agreement and to sell and transfer the CUATROi Group Shares under this Agreement.

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5.6 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the creation or imposition of any Lien on the CUATROi Group Shares, nor be in conflict with or constitute (with or without due notice or lapse of time or both) a default under any agreement to which CISO is a party or by which the CUATROi Group Shares may be bound, or contravene, conflict or constitute a violation of any order or judgment to which it is subject.

5.7 CISO Can Protect Its Interest. CISO represents that by reason of its business or financial experience, CISO has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. CISO expressly acknowledges and understands that the CUATROi Group Shares may increase in value after the date hereof. CISO confirms, acknowledges, and understands that by selling and transferring the CUATROi Group Shares, CISO will irrevocably forego all potential or actual gain that might be realized if CISO had continued to hold such CUATROi Group Shares.

5.8 Following the Effective Date of this Agreement, CUATROi Group and related entities will have ten business days in order to complete transfer of any tools including, but not limited to, physical operating systems, subscription-based software, etc. provided by CISO to Buyers and related entities owned systems.

5.9 Either CISO or Buyers, and related entities, shall remain owners and/or holders of any intangible assets, including, but not limited to, trade names, goodwill, and intellectual property, irrespective of the time period that such asset was developed.

6. Agreement to be Bound. Buyers acknowledge that they have received a copy of and were a party to the 2022 Stock Purchase Agreement and agree to (i) be bound by the terms and conditions of the 2022 Stock Purchase Agreement (with respect to any post-closing covenants contained therein) and each of the Investor Agreements, as applicable, with respect to the CUATROi Group Shares in the same capacity as CISO was immediately prior to the Closing and (ii) execute such further documents and instruments and to take such further actions as may be reasonably necessary in order to assume the rights and obligations of CISO under the aforementioned provisions of the 2022 Stock Purchase Agreement and each of the Investor Agreements, as applicable.

7. Provision of Financial Information. Buyers and CUATROi Group shall promptly provide to CISO, within a maximum period of ten business days after the last day of the month , for the purpose of CISO’s financial records and required regulatory filings, the following: (i) all financial records of the Company until the Effective Date of this Agreement; (ii) any financial, tax, and governmental information of the Company up to July, 01, 2024, as requested by auditors until 01 July, 2025.

For purposes of this Agreement, financial, tax and governmental records include, but are not limited to:

a.	Trial Balance – YTD
b.	Deferred Revenue and invoice support
c.	Bank account statements
d.	AR aging
e.	AP Aging
f.	Significant account reconciliations
g.	Support for any new loan or lease, if any new accounts have been created since March 2024.

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8. Informed Decision. Each of CISO and Buyers (collectively, the “Transacting Parties”) has entered into this Agreement based on its knowledge, investigation and analysis. Each of the Transacting Parties acknowledges that the Purchase Price being paid by Buyers was negotiated at arm’s-length, may not represent the fair market value of the CUATROi Group Shares, and that the CUATROi Group Shares may have a current or future value greater or lesser than the Purchase Price. Each of the Transacting Parties understands that each Party’s plans for the future may result in the CUATROi Group Shares becoming significantly more or less valuable and that the future value of the CUATROi Group Shares could be higher or lower than the Purchase Price. Each of the Transacting Parties expressly acknowledges that the other Transacting Party may have information about the CUATROi Group that such Transacting Party may not have and that the other Transacting Party has no obligation to disclose such information pursuant to this Agreement or otherwise. Neither Transacting Party shall be liable to the other Transacting Party for any omission to provide any information to the other Transacting Party that may have impacted the other Transacting Party in making its decision to purchase or sell, as the case may be, the CUATROi Group Shares. Nevertheless, CISO is selling the CUATROi Group Shares of its own free will, and Buyers is purchasing the CUATROi Group Share of its own free will. Neither the CUATROi Group nor any of its agents has made any representation to the Parties about the advisability of this decision or the potential future value of the CUATROi Group Shares. Each of the Transacting Parties has the capacity to protect its own interests in connection with the sale of the CUATROi Group Shares and the transactions contemplated by this Agreement by reason of its business or financial experience. Each of the Transacting Parties hereby acknowledges that any future sale of shares of the CISO’s common stock or CUATROi Group’s common stock could be at a premium or a discount to the Purchase Price, and such sale could occur at any time or not at all.

9. Restrictive Legends. Buyers authorize the CUATROi Group and its agents to place on any certificate or notice of issuance for the CUATROi Group Shares any legends required under the Agreement, as applicable, and/or state securities laws.

10. Power of Attorney. Parties grant a broad special power of attorney under applicable law to Mr. Eduardo Alberto Anguita Osorio, Chilean national identity card 16.301.077-1, Mr. José Tomás Cuevas Errazuriz, Chilean national identity card 16.098.112-1, and Mr. Andrés Eduardo Matheus Casanova, Chilean national identity card 23.739.280-9. Each may individually and interchangeably represent the CUATROi Group companies in Chile, Colombia, Peru, and any other necessary country, with the following powers: a) To execute share transfer agreements required by the laws of Chile, Colombia, Peru, and any other relevant jurisdiction, empowered to agree on all necessary provisions, whether essential, inherent, or incidental thereto, in accordance with Cuatroi Group companies’ applicable regulations. b) To register acquired shares in the Shareholders’ Registry of each Cuatroi Group company. c) To delegate when deemed necessary.

11. Transfer of Shares: The aforementioned share transfers shall be carried out according with the laws of the countries where the groups of Group CUATROi and CISO are included. CISO shall be responsible for the transfer and cost related to the CISO shares.

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12. General Provisions.

12.1 Successors and Assigns; Assignment; Survival. The rights and obligations of CISO and Buyers under this Agreement may only be assigned with the prior written consent of the Company. In the event Buyers desires to transfer the CUATROi Group Shares, the CUATROi Group may require as a condition to any such transfer or assignment that Buyers execute an agreement similar to this Agreement or otherwise agree to be bound by terms and conditions similar to those contained in this Agreement. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The representations, warranties and covenants contained herein shall survive the execution and delivery of the Agreement and the Closing.

12.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to that body of laws pertaining to conflict of laws.

12.3 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

12.4 Entire Agreement. This Agreement and the documents referred to herein, including but not limited to, the 2022 Stock Purchase Agreement, as applicable, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

12.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

12.7 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

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12.8 Taxes. Each of CISO and Buyers has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and shall bear any and all taxes imposed on such party under any applicable law with respect to the transactions contemplated by such party hereunder, if and as applicable.

12.9 Legal Fees and Advice of Counsel. Each of the CISO and the Buyers shall be responsible for their own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, provided, however, that each of the CISO and the Buyers confirms, acknowledges and agrees that:

12.9.1 All external costs and expenses of the CUATROi Group incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement shall be the responsibility of and borne by the Buyers.

12.9.2 CISO and the Buyers have had the opportunity to be, or have been, represented by independent counsel in connection with the negotiation, execution and delivery of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Stock Transfer Agreement as of the date first above written.

CISO Global, Inc:

By:	/s/ David Jemmett
Name:	David Jemmett

CT Group, LP:

By:	/s/ Alejandro Torchio
Name:	Alejandro Torchio

Datadeck, LP

By:	/s/ Diego Cabai
Name:	Diego Cabai

Woodface, LP

By:	/s/ Rodrigo Astorga Velis
Name:	Rodrigo Astorga

VMT Technology, LP

By:	/s/ Jose Williams Torres Valenzuela
Name:	Jose Torres

Quijote Ventures, LP

By:	/s/ Lucio Quijano
Name:	Lucio Quijano

EXHIBIT A

SHARES

Shareholders	Stock Certificate Number	Type of Shares	Number of Shares to Be Sold	Aggregate Purchase Price
CT Group, LP	CS2-816	Common	43,788 shares	$1.00
Datadeck, LP	CS2-818	Common	43,788 shares	$1.00
Woodface, LP	CS2-819	Common	37,533 shares	$1.00
VMT Technology, LP	CS2-820	Common	5,511 shares	$1.00
Quijote Ventures, LP	CS2-821	Common	5,175 shares	$1.00
		Totals	135,795 shares	$5.00

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Stock Transfer Agreement (the “Agreement”) by and among CISO Global, Inc., (“CISO”) and CT Group, LP, Datadeck, LP, Woodface, LP, VMT Technologies, LP, and Quijote Ventures, LP, (“Buyers”) effective as of July 1, 2024 hereof, Buyers hereby sell, assign and transfer to CISO 135,795 shares of CISO Common Stock represented by certificates CS2-816, CS2-818, CS2-819, CS2-220, and CS2-821, standing in the name of Buyers on the CISO’s books and records, and does hereby irrevocably constitute and appoint the Secretary of the CISO or such person’s designee to transfer said stock on the books and records of CISO with full power of substitution in the premises.

Effective as of July 1, 2024

CT Group, LP:

By:	/s/ Alejandro Torchio
Name:	Alejandro Torchio

Datadeck, LP

By:	/s/ Diego Cabai
Name:	Diego Cabai

Woodface, LP

By:	/s/ Rodrigo Astorga Velis
Name:	Rodrigo Astorga

VMT Technology, LP

By:	/s/ Jose Williams Torres Valenzuela
Name:	Jose Torres

Quijote Ventures, LP

By:	/s/ Lucio Quijano
Name:	Lucio Quijano